EXHIBIT 5.2

[Letterhead of Wyatt, Tarrant & Combs, LLP]

May 19, 2005

Board of Directors

New EXM Inc.

50 E. RiverCenter Boulevard, P.O. Box 391

Covington, Kentucky 41012-0391

Gentlemen:

We have acted as special counsel to New EXM Inc., a Kentucky corporation (the “Company”), in connection with the registration under the Securities Act of 1933, as amended (the “Act”) of 72,984,120 shares (the “Shares”) of Common Stock, par value $0.01 per share, of the Company. This opinion is being furnished by us in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act.

In connection with our opinion, we have examined originals or copies of such records of the Company and such other documents and records and such questions of law as we have deemed necessary or appropriate. We have relied as to certain matters on information obtained from public officials and officers of the Company, and other sources believed by us to be responsible.

Based upon and subject to the foregoing and the qualifications stated below, we advise you that, in our opinion, the Shares are duly authorized, and when the registration statement relating to the Shares (the “Registration Statement”) has become effective under the Act, and the Shares have been duly issued and delivered in connection with the merger of EXM LLC into the Company, following the merger of Ashland Inc. into EXM LLC, in accordance with the terms of the Master Agreement, dated March 18, 2004, as amended by Amendment No. 1 thereto, dated April 27, 2005, among the Company, Ashland Inc., ATB Holdings Inc., EXM LLC, Marathon Oil Corporation, Marathon Oil Company, Marathon Domestic LLC and Marathon Ashland Petroleum LLC, the Shares will be validly issued, fully paid and nonassessable.

The foregoing opinion is limited to the Federal laws of the United States and the Kentucky Business Corporation Act of the Commonwealth of Kentucky, and we express no opinion as to the effect of the laws of any other jurisdiction.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the proxy statement/prospectus included in Part I of the Registration Statement. In giving such

Board of Directors

New EXM Inc.

May 19, 2005

consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,
/s/ Wyatt, Tarrant & Combs, LLP